Exhibit 10.4

* Confidential Treatment has been

requested for the marked portions

of this exhibit pursuant to Rule

24b-2 of the Securities Exchange

Act of 1934, as amended

LEASE TERMINATION AGREEMENT

(CANYON PARK EAST)

This Lease Termination Agreement (this “Agreement”) is entered into as of the 29th day of June, 2009, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and TARGETED GENETICS CORPORATION, a Washington corporation (“Tenant”).

R E C I T A L S :

A. Landlord’s predecessor-in-interest, CarrAmerica Realty Corporation, a Maryland corporation, and Tenant entered into that certain Lease dated as of June 30, 2000 (“Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, those certain premises consisting of approximately 75,692 rentable square feet as more particularly described in the Lease (the “Premises”), in that certain building commonly known as Canyon Park East and located at 22011 26th Avenue S.E., Bothell, Washington. The Lease is incorporated herein by this reference.

B. There is currently $[*] due, owing and unpaid by Tenant to Landlord under the Lease (the “Past Due Amount”), after application of Tenant’s Letter of Credit.

C. Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease, to resolve the Past Due Amount and to release one another from their respective obligations thereunder, except as otherwise provided herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination of the Lease. Landlord and Tenant hereby agree that, conditioned upon the performance by the parties of the provisions of this Agreement, the Lease shall terminate and be of no further force or effect as of the date of full execution of this Agreement (“Termination Date”).

2. Return of Premises. Tenant hereby stipulates that it has vacated the Premises and restored and delivered exclusive possession of the same to Landlord on or about February 3, 2009 (“Vacation Date”). Any furniture, equipment or other property remaining in the Premises as of the Termination Date shall be considered abandoned by Tenant (“Abandoned Property”) and may be disposed of or utilized by Landlord in any manner whatsoever. Tenant hereby waives any and all rights and remedies under the Lease and/or Washington law with respect to the Abandoned Property.

3. Letter of Credit. Tenant and Landlord acknowledge that Tenant has relinquished to Landlord and Landlord applied Tenant’s Letter of Credit in the amount of $200,000.00 in or about February 2009, toward Tenant’s past due rental obligations in the ordinary course of business.

4. Past Due Amount/Default.

(a) As consideration for Landlord’s execution of this Agreement, Tenant agrees to and will pay to Landlord in good U.S. funds, via cashier’s checks or wire, the total sum of $500,000.00 (the “Termination Fee”), which sum, when paid, will represent full and final satisfaction of the Past Due Amount. Tenant agrees to and will pay the Past Due Amount to Landlord in installments pursuant to the following schedule (provided, however, that Tenant may elect to pay any installment of the Termination Fee at any time before its due date):

Past Due Amount Installments	Due Date
Upon execution of this Agreement
[*]	[*]
July 1, 2010

(b) Notwithstanding any provision to the contrary, in the event that Tenant fails to timely make any of the payments due under Paragraph 4(a) above within five (5) days following written notice that the payment is past due (either of which event shall constitute a “Default” under this Agreement), Tenant hereby stipulates that the entire Termination Fee, less any payments already made, will become immediately due and owing to Landlord.1

(c) Tenant agrees that if during the course of the above repayment schedule as outlined in subsection (a) of this Paragraph it obtains at least $[*] in net proceeds from any combination of debt or equity financing, that Tenant will notify Landlord within five (5) calendar days of receiving such financing proceeds and that any unpaid balance of the Termination Fee shall be accelerated and immediately due and payable to Landlord within ten (10) calendar days of such notification.

(d) Tenant further agrees that if during the course of the above repayment schedule as outlined in subsection (a) of this Paragraph Tenant receives a milestone payment from [*] as a result of the filing by [*] with a regulatory agency for marketing approval of [*] (the “Milestone Payment”), as provided under that certain [*] Agreement between Tenant and [*] dated [*], Tenant will notify Landlord within five (5) calendar days of receiving the Milestone Payment and will remit to Landlord within ten (10) calendar days of such notification an accelerated payment of $100,000.00. Such accelerated payment amount (i) shall be credited as payment of the full installment amounts due on [*] and as payment of half the installment amount due on [*], and (ii) shall not relieve Tenant of the obligation to make any other scheduled payment. For the avoidance of doubt, the parties

[1]

For notice purposes under this Agreement, Tenant’s notice address is 1100 Olive Way, Suite 100, Seattle, WA 98101-1823, Attn: Chief Financial Officer, and notice is deemed effective upon receipt if sent via express courier, certified mail or confirmed fax to Tenant (Attn: Chief Financial Officer) at (206) 623-7064 (with the original deposited in the U.S. mail in the case of fax). Landlord’s notice address is Arden Realty, Inc., 11601 Wilshire Boulevard, 4th Floor, Los Angeles, CA 90025, Attn.: Legal Department, and notice is deemed effective upon receipt if sent via express courier, certified mail or confirmed fax to Landlord at (310) 268-8303 (with the original deposited in the U.S. mail in the case of fax).

*Confidential Treatment Requested

acknowledge and agree that (A) if the remaining amount of the Termination Fee not yet paid by Tenant is less than $100,000 at the time Tenant receives the Milestone Payment (if any), the accelerated payment due to Landlord under this subsection (d) shall be the remaining unpaid amount of the Termination Fee, and (B) Tenant’s obligation to make a payment to Landlord upon the receipt of the Milestone Payment (if any) shall terminate when the Termination Fee has been paid in full. Landlord acknowledges that there is no guarantee that AMT will achieve the milestone for which the Milestone Payment would be paid, or that any such achievement of the milestone will occur before the Termination Fee is paid in full.

(e) In addition to the Past Due Amount, Tenant stipulates that, immediately prior to the execution of this Agreement, there was $[*] remaining in future obligations under the Lease (subject to Landlord’s duty to mitigate damages). [*]

5. Release of Liability. Except as otherwise provided in Section 6 hereof, and conditioned on the performance by the parties of the provisions of this Agreement:

(a) Landlord and Tenant shall, as of the Termination Date, be fully and unconditionally released and discharged from their respective obligations arising after the Termination Date from or connected with the provisions of the Lease, specifically including, without limitation, any obligation of Tenant to pay rent and any right Tenant may have to audit or review Landlord’s books or records or to contest any “Operating Costs,” as that term is defined in the Lease, billed to Tenant under the Lease; and

(b) This Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of the parties under the Lease before or after the Termination Date.

6. Representation of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Termination Date there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties set forth in this Section 6 shall survive the Termination Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

7. Continuing Liability. Notwithstanding the termination of the Lease and the release of liability provided for herein, Tenant shall remain and is liable with respect to: (a) Tenant’s defense and indemnity obligations under the Lease with respect to any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project (as defined in the Lease) and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant’s employees or agents, except to the extent such claim is caused by the negligence or willful misconduct of Landlord (“Indemnified Claims”), which obligations shall remain in full force and effect with respect to any and all Indemnified Claims that occurred prior to the Vacation Date, and (b) Tenant’s liabilities and obligations under this Agreement.

*Confidential Treatment Requested

8. Tenant Representations/Warranties. Tenant hereby represents and warranties the following:

(a)	Attached as Exhibit “A” is a list of all creditors of Tenant to which, as of April 30, 2009, Tenant owed at least $25,000.00 USD.

(b)	As of the date of execution of this Agreement, Tenant has not entered into a security and/or financing agreement with any entity (regardless of whether or not that entity appears on Exhibit “A”) secured by any asset of Tenant.

9. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

10. Governing Law. This Agreement shall be governed and construed under the laws of the State of Washington.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

12. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

13. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

14. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

15. Integration / Modifications / Severability. This Agreement constitutes the entire agreement between the parties and may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by all of the parties affected by such modification or by their authorized representatives. Any modification or waiver of any one provision shall not constitute a waiver or modification of any other provision not expressly waived or modified. In the event that any provision of this Agreement is held to be invalid by a court with jurisdiction over the parties, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and the remaining provisions of this Agreement will remain in full force and effect.

16. Confidentiality. Except as otherwise required by law or by a court of competent jurisdiction, or as reasonably necessary to the parties’ outside auditors or accountants, the parties to this Agreement agree never to disclose the terms, conditions or amounts set forth in the Agreement or the discussions or negotiations that preceded them.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

LANDLORD:

ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

By:	ARDEN REALTY, INC.
a Maryland corporation
Its: Sole General Partner

By:	/s/ Scott Lyle
Its: Senior Vice President

TENANT:

TARGETED GENETICS CORPORATION, a Washington corporation

By:	/s/ B.G. Susan Robinson
Print Name:	B.G. Susan Robinson
Its:	President & CEO

EXHIBIT “A”

[List of Creditors]

STATE OF CALIFORNIA
ss.
COUNTY OF LOS ANGELES

On June 29 , 2009 before me, Julieta Sarocco, Notary Public, personally appeared Scott E. Lyle, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the state of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Julieta Sarocco
(Signature of Notary)

Notary public in and for the State of California, residing at Los Angeles
My appointment expires January 23, 2011

STATE OF WASHINGTON
ss.
COUNTY OF KING

I certify that I know or have satisfactory evidence that B.G. Susan Robinson is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument and acknowledged it as the President & CEO of Targeted Genetics Corporation , a Washington Corporation , to be the free and voluntary act of such federal association for the uses and purposes mentioned in the instrument.

Dated this 29th day of June , 2009.

/s/ Wai Yin Ho
(Signature of Notary)

Wai Yin Ho
(Legibly Print or Stamp Name of Notary)

Notary public in and for the State of WA , residing at Seattle
My appointment expires 7/19/11